Exhibit 99(j)(2)

AMENDMENT NO. 1 TO CUSTODY AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”), dated as of August 5, 2020 to the Original Custody Agreement (as defined below), is made by and among Guggenheim Credit Income Fund 2021 (formerly, Carey Credit Income Fund 2017 T), (the “Company”) and U.S. Bank National Association, as custodian (the “Custodian”). All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Original Custody Agreement.
WITNESSETH THAT:
WHEREAS, the Company and the Custodian are parties to the Custody Agreement dated as of October 5, 2016 (the “Original Custody Agreement”);
WHEREAS, the Companies and the Custodian now desire to amend the Original Custody Agreement;
WHEREAS, Section 18.1 of the Original Custody Agreement provides that the Original Custody Agreement may be amended by an instrument in writing duly executed by the Companies and the Custodian;
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
I.    Amendments

1.
Carey Credit Income Fund 2017 T. The Original Custody Agreement is hereby amended by deleting all references to “Carey Credit Income Fund 2017” and replacing such references with “Guggenheim Credit Income Fund 2021” in lieu thereof.

2.	Notices to the Company. Section 15 subsection (a) of the Original Agreement is hereby deleted and replaced with the following:

(a)	if to the Company or any Subsidiary, to
Guggenheim Credit Income Fund 2021
330 Madison Avenue
New York, NY 10017
Attn: Chief Financial Officer
Attn: Corporate Counsel

3.	Schedule B. Schedule B of the Original Custody Agreement is hereby removed and replaced in its entirety by the attached Schedule B hereto.
II.    Miscellaneous
4.Ratification. Except as expressly amended hereby, the Original Custody Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
6.Facsimile Signatures. The exchange of copies of this Amendment and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be duly executed as a sealed instrument as of the day and year first above written.

GUGGENHEIM CREDIT INCOME FUND 2021

By: /s/ Cielo M. Ordonez
Name: Cielo M. Ordonez
Title:     Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By: /s/ Myrtala Calvillo
Name: Myrtala Calvillo
Title: Vice-President